EXHIBIT 10(f)

              CHANGE IN CONTROL AND TERMINATION AGREEMENT
              -------------------------------------------

     Modine Manufacturing Company, a Wisconsin corporation ("Employer") and Donald R. Johnson ("Executive") hereby enter into a Change in Control and Termination Agreement, effective as
of     May 20,     , 1999 ("Agreement"), and such Agreement is
  -----------------
hereinafter set forth.

                             WITNESSETH:
                             ----------

     WHEREAS, Executive is currently employed by Employer as its Chief Executive Officer;

     WHEREAS, Employer desires to provide security to Executive in connection with Executive's employment with Employer in the event of a Change in Control affecting Employer; and

     WHEREAS, Executive and Employer desire to enter into this Agreement pertaining to the terms of the security Employer is providing to Executive with respect to his employment in the event of a Change in Control;

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

     1.   Term.  The term of this Agreement shall be the period
          ----
beginning on the date hereof and terminating on the date 36 months after such date (the "Term"), provided that for each day from and after the date hereof the Term will automatically be extended for an additional day, unless either Employer or Executive has given written notice to the other party of its or his election to cease such automatic extension, in which case the Term shall be the 36-month period beginning on the date such notice is received by such other party.

     2.   Definitions.  For purposes of this Agreement:
          -----------

          (a)  "Actual Bonus" shall mean the amount of
     Executive's incentive bonus compensation actually payable for a calendar year under an incentive compensation plan maintained by Employer; provided, however, that such amount shall in no event be less than the highest amount payable to Executive at any time during the Term.

          (b) "Affiliate" or "Associate" shall have the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934.

          (c) "Base Salary" shall mean Executive's per annum base salary at the rate in effect on the date of a termination of employment under circumstances described in subsections 3(a) or (b) below; provided, however, that such rate shall in no event be less than the highest rate in effect for Executive at any time during the Term.

          (d) "Beneficiary" shall mean the person or entity designated by Executive, by written instrument delivered to Employer, to receive the benefits payable under this Agreement in the event of his death. If Executive fails to designate a Beneficiary, or if no Beneficiary survives Executive, such death benefits shall be paid:

               (i)   to his surviving spouse; or

               (ii)  if there is no surviving spouse, to his
                     living descendants per stirpes; or

               (iii) if there is neither a surviving
                     spouse nor descendants, to his duly appointed and qualified executor or personal representative.

          (e) A "Change in Control" shall be deemed to take place on the occurrence of any of the following events:

               (1) The commencement by an entity, person or group (other than Employer or an Affiliate or Associate) of a tender offer for at least 30% of the outstanding capital stock of Employer entitled to vote in elections of directors ("Voting Power");

               (2)  The effective time of (i) a merger or
          consolidation of Employer with one or more other corporations as a result of which the holders of the outstanding Voting Power of Employer immediately prior to such merger or consolidation (other than the surviving or resulting corporation or any Affiliate or Associate thereof) hold less than 50% of the Voting Power of the surviving or resulting corporation, or
          (ii) a transfer of 30% of the Voting Power, or a Substantial Portion of the Property, of Employer other than to an entity of which Employer owns at least 50% of the Voting Power; or

               (3) During any period of 24 months that ends during the Term, regardless of whether such period commences before or after the effective date of this Agreement, the persons who at the beginning of such 24-month period were directors of Employer cease for any reason to constitute at least a majority of the Board of Directors of Employer.

          (f)  "Code" shall mean the Internal Revenue Code of
     1986, as amended.

          (g)  "Defined Contribution Plan" shall mean any
     Retirement Plan that is a defined contribution plan as defined in Section 3(34) of the Employee Retirement Income
     Security Act of 1974, as amended ("ERISA").

          (h) "Five-Year Average Actual Bonus" shall mean the average of Executive's Actual Bonuses (determined without reference to the proviso in subsection 2(a)) payable for the five-year period ending on December 31 of the calendar year immediately preceding the calendar year of Executive's termination of employment.

          (i) "Five-Year Average Base Salary" shall mean the average of Executive's per annum Base Salary (determined without reference to the proviso in subsection 2(c)) payable for the five-year period ending on December 31 of the calendar year immediately preceding the calendar year of Executive's termination of employment.

          (j) "Good Cause" shall be deemed to exist if, and only if:

               (1) Executive engages in an act of dishonesty constituting a felony that results or is intended to result directly or indirectly in gain or personal enrichment at the expense of Employer; or

               (2)  Executive breaches any provision of Section 8
               (relating to confidential information), and such breach results in a demonstrably material injury to Employer.

          (k) "Pension Plan" shall mean any Retirement Plan that is a defined benefit plan as defined in Section 3(35) of ERISA.

          (l) "Retirement Plan" shall mean any qualified or supplemental employee pension benefit plan, as defined in
     Section 3(2) of ERISA, currently or hereinafter made available by Employer in which Executive is eligible to participate.

          (m) "Severance Period" shall mean the period beginning on the date Executive's employment with Employer terminates under circumstances described in subsection 3(a) and ending on the date 36 months thereafter.

          (n) "Substantial Portion of the Property of Employer" shall mean 50% of the aggregate book value of the assets of Employer and its Affiliates and Associates as set forth on the most recent balance sheet of Employer, prepared on a consolidated basis, by its regularly employed, independent, certified public accountants.

          (o)  "Target Bonus" shall mean the amount of
     Executive's target annual incentive bonus compensation for the calendar year in which the date of a termination of employment under circumstances described in subsection 3(a) below occurs, under the incentive bonus compensation plan maintained by Employer for such year; provided, however, that such amount shall in no event be less than the highest amount in effect for Executive at any time during the term.

          (p) "Welfare Plan" shall mean any health and dental plan, disability plan, survivor income plan or life insurance plan, as defined in Section 3(1) of ERISA, currently or hereafter made available by Employer in which Executive is eligible to participate.

     3.   Benefits Upon Termination of Employment. (a) The
          ---------------------------------------
following provisions will apply if a Change in Control occurs during the Term, and at any time during the 24 months after the Change in Control occurs (whether during or after the expiration of the Term), the employment of Executive with Employer is terminated by Employer for any reason other than Good Cause, or Executive terminates his employment with Employer for any reason:

          (1) Employer shall pay Executive an amount equal to three times the greater of: (A) the sum of Executive's Base Salary and Target Bonus, or (B) the sum of Executive's Five-Year Average Base Salary and Five-Year Average Actual Bonus. Such amount shall be paid to Executive in a lump sum within 60 days after his date of termination of employment.

          (2) Employer shall pay Executive an amount equal to the pro rata portion of the Target Bonus that is applicable to the period commencing on the first day of the calendar year in which the employment of Executive is terminated and ending on the date of such termination. Such amount shall be paid to Executive in a lump sum within 60 days after his date of termination of employment.

          (3)  (A)  Employer shall pay to Executive a monthly
     Supplemental Pension Benefit in an amount equal to the amount determined pursuant to clause (i) below less the amount determined pursuant to clause (ii) below:

               (i) the aggregate monthly amount of the pension benefit ("Pension") that would have been payable to Executive under all Pension Plans if that Pension were computed (A) by treating the Severance Period as service for all purposes of the Pension Plans and (B) by considering his monthly compensation during the Severance Period to be one-twelfth of his Base Salary and one-twelfth of the Target Bonus for all purposes of the Pension Plans;

               (ii) the aggregate monthly amount of any Pension actually paid to Executive under all Pension
          Plans.

               (B) The Supplemental Pension Benefit payable to Executive hereunder shall be paid (i) commencing at the later to occur of the last day of the Severance Period or the date payment of his Pension commences under the Pension Plans; and (ii) in the same form as is applicable to the Pension payable to Executive under the Pension Plans.

               (C) If Executive dies prior to commencement of payment to him of his Pension under the Pension Plans, under circumstances in which a death benefit under the Pension Plans is payable to his surviving spouse or other beneficiary, then Employer shall pay a monthly Supplemental

     Death Benefit to Executive's surviving spouse or other beneficiary entitled to receive the death benefit payable with respect to Executive under the Pension Plans in an amount equal to the amount determined pursuant to clause (i) below less the amount determined pursuant to clause (ii) below:

               (i)  the aggregate monthly amount of the
          death benefit that would have been payable to the surviving spouse or other beneficiary of Executive under the Pension Plans if that death benefit were computed (A) by treating the Severance Period as service for all purposes of the Pension Plans and (B) by considering his monthly compensation during the Severance Period to be one-twelfth of his Base Salary and one-twelfth of the Target Bonus for all purposes of the Pension Plans;

               (ii) the aggregate monthly amount of any death benefit actually paid to the surviving spouse or other beneficiary of Executive under the Pension Plans.

               (D) The Supplemental Death Benefit payable with respect to Executive hereunder shall be payable at the same time, in the same form, and to the same persons as is applicable to the death benefit payable with respect to Executive under the Pension Plans.

               (E) Notwithstanding the foregoing provisions, the total of the actual years of service of Executive for purposes of each of the Pension Plans and the years of service for which credit is given pursuant to subparagraphs
     (3)(A) and (C) shall not exceed the maximum number of years of service, if any, that can be considered pursuant to the terms of such Pension Plan.

               (F) Any actuarial adjustments made under the Pension Plans with respect to the form or time of payment of a Pension or death benefit to Executive or his surviving spouse or other beneficiary under the Pension Plans shall also be applicable to the Supplemental Pension Benefit or Supplemental Death Benefit payable hereunder and shall be based upon the same actuarial assumptions as those specified in the Pension Plans.

          (4) (A) For each calendar year ending during the Severance Period, Employer shall pay to Executive a Supplemental Defined Contribution Benefit in an amount equal to the amount determined pursuant to clause (i) below less the amount determined pursuant to clause (ii) below:

               (i) the amount that would have been allocated to Executive's accounts under all Defined Contribution Plans ("Accounts") during such calendar year, assuming
          (A) that the amount of Executive's elective deferrals (as defined in Section 402(g)(3) of the Code) equals the amount of such elective deferrals Executive authorized in the calendar year immediately preceding the calendar year in which the date of commencement of the Severance Period occurs; (B) that all Employer contributions (except elective deferrals as defined in Section 402(g)(3) of the Code) were allocated to Executive's Accounts during such calendar year, in the amount that would have been allocated on behalf of Executive had Executive been actively employed during such calendar year; and (C) that Executive's rate of compensation (as defined in the applicable Defined Contribution Plan for purposes of determining Employer contributions) during such calendar year is identical to such rate of compensation on the date immediately preceding his termination of employment;

                    (ii) the amount, if any, actually allocated to Executive's Accounts during such year;

               (B)  Each Supplemental Defined Contribution
     Benefit shall be paid to Executive in a lump sum no later than 60 days after the end of each applicable calendar year during the Severance Period;

               (C) In the event of Executive's death prior to the end of the Severance Period, the Supplemental Defined Contribution Benefit shall continue to accrue for the duration of the Severance Period on the same basis as if Executive had not died. Such Supplemental Defined Contribution Benefit shall be payable to Executive's Beneficiary at the same time and manner as such Benefit would have been paid to Executive.

          (5) If upon the date of termination of Executive's employment Executive holds any options with respect to stock of Employer, all such options will immediately become vested and exercisable upon such date and will be exercisable for 36 months thereafter. Any restrictions on stock of Employer owned by Executive on the date of termination of his employment will lapse on such date.

          (6) During the Severance Period, Executive and his spouse and other dependents will continue to be covered by all Welfare Plans maintained by Employer in which he and his spouse and other dependents were participating immediately prior to the date of his termination as if he continued to be an employee of Employer and Employer will continue to pay the costs of coverage of Executive and his spouse and other dependents under such Welfare Plans on the same basis as is applicable to active employees covered thereunder; provided that, if participation in any one or more of such Welfare Plans is not possible under the terms thereof, Employer will provide substantially identical benefits. For purposes of the continuation of Executive's group health plan coverage required under Code Section 4980B, to the extent permitted by the applicable group health plan, (i) the period of extended coverage referred to in Code Section 4890B(f)(2)(B)(i)(I) shall commence on the first date that follows the end of the Severance Period, and (ii) the applicable notice period provided under Code Section 4980B(f)(6)(B) shall commence on the first date that follows the end of the Severance Period.

     (b) If the employment of Executive with Employer is terminated by Employer or Executive other than under circumstances set forth in subsection 3(a), Executive's Base Salary shall be paid through the date of his termination, and Employer shall have no further obligation to Executive or any other person under this Agreement. Such termination shall have no effect upon Employee's other rights, including but not limited to, rights under the Retirement Plans and the Welfare Plans.

     (c) Notwithstanding anything herein to the contrary, in the event Employer shall terminate the employment of Executive for Good Cause hereunder, Employer shall give Executive at least thirty (30) days prior written notice specifying in detail the reason or reasons for Executive's termination.

     (d) This Agreement shall have no effect, and Employer shall have no obligations hereunder, if Executive's employment terminates for any reason at any time other than during the 24 months following a Change in Control.

     4.   Excise Tax. (a) In the event that a Change in Control
          ----------
shall occur, and a final determination is made by legislation, regulation, ruling directed to Executive or Employer, by court decision, or by independent tax counsel described in subsection
(b) next below, that the aggregate amount of any payment made to Executive (1) hereunder, and (2) pursuant to any plan, program or policy of Employer in connection with, on account of, or as a result of, such Change in Control ("Total Payments") will be subject to the excise tax provisions of Section 4999 of the Code, or any successor section thereof, Executive shall be entitled to receive from Employer, in addition to any other amounts payable hereunder, a lump sum payment (the "Gross-Up Payment"), sufficient to cover the full cost of such excise taxes and Executive's federal, state and local income and employment taxes on this additional payment, so that the net amount retained by Executive, after the payment of all such excise taxes on the Total Payments, and all federal, state and local income and employment taxes and excise taxes on the Gross-Up Payment, shall be equal to the Total Payments. The Total Payments, however, shall be subject to any federal, state and local income and employment taxes thereon. For this purpose, Executive shall be deemed to be in the highest marginal rate of federal, state and local taxes. The Gross-Up Payment shall be made at the same time as the payments described in subsections 3(a)(1) and (2) above.

     (b) Employer and Executive shall mutually and reasonably determine the amount of the Gross-Up Payment to be made to Executive pursuant to the preceding subsection. Prior to the making of any such Gross-Up Payment, either party may request a determination as to the amount of such Gross-Up Payment. If such a determination is requested, it shall be made promptly, at Employer's expense, by independent tax counsel selected by Executive and approved by Employer (which approval shall not unreasonably be withheld), and such determination shall be conclusive and binding on the parties. Employer shall provide such information as such counsel may reasonably request, and such counsel may engage accountants or other experts at Employer's expense to the extent that they deem necessary or advisable to enable them to reach a determination. The term "independent tax counsel," as used herein, shall mean a law firm of recognized expertise in federal income tax matters that has not previously advised or represented either party. It is hereby agreed that neither Employer nor Executive shall engage any such firm as counsel for any purpose, other than to make the determination provided for herein, for three years following such firm's announcement of its determination.

     (c) In the event the Internal Revenue Service subsequently adjusts the excise tax computation made pursuant to subsections 4(a) and (b) above, Employer shall pay to Executive, or Executive shall pay to Employer, as the case may be, the full amount necessary to make either Executive or Employer whole had the excise tax initially been computed as subsequently adjusted, including the amount of any underpaid or overpaid excise tax, and any related interest and/or penalties due to the Internal Revenue Service.

     5.   Setoff.   No payments or benefits payable to or with
          ------
respect to Executive pursuant to this Agreement shall be reduced by any amount Executive or his spouse or Beneficiary, or any other beneficiary under the Pension Plans, may earn or receive from employment with another employer or from any other source.

     6.   Mitigation.  Executive shall not be required to
          ----------
mitigate the amount of compensation and benefits set forth above by seeking employment with others, or otherwise.

     7.   Death.  If Executive's employment with Employer
          -----
terminates under circumstances described in subsections 3(a) or
(b), then upon Executive's subsequent death, all unpaid amounts payable to Executive under subsections 3(a)(1) or (2) or 3(b), or Section 4, if any, shall be paid to his Beneficiary, all amounts payable under subsections 3(a)(3) and (4) shall be paid pursuant to the terms of said subsections to his spouse or other beneficiary under the applicable Retirement Plan, and if subsection 3(a) applies, his spouse and other dependents shall continue to be covered under all applicable Welfare Plans during the remainder of the Severance Period, if any, pursuant to subsection 3(a)(6).

     8.   Confidentiality and Non-competition.  (a)  Executive
          -----------------------------------
agrees not to disclose (during the Term or at any time thereafter) to any person not employed by the Employer, or not engaged to render services to the Employer, except with the prior written consent of an officer authorized to act in the matter by the Board of Directors of Employer, any confidential information obtained by him while in the employ of the Employer, including, without limitation, information relating to any of the Employer's inventions, processes, formulae, plans, devises, compilations of information, methods of distribution, customers, client relationships, marketing strategies or trade secrets; provided, however, that this provision shall not preclude the Executive from use or disclosure of information known generally to the public or of information not considered confidential by persons engaged in the business conducted by the Employer or from disclosure required by law or court order. The Agreement herein made in this Section 8 shall be in addition to, and not in limitation or derogation of, any obligation otherwise imposed by law upon the Executive in respect of confidential information and trade secrets of the Employer and its Affiliates.

     (b) There shall be no obligation on the part of the Employer to make any further payments or provide any benefits required under this Agreement if Executive shall, during the period that such payments are being made or benefits provided, engage in Competition with the Employer. "Competition" for purposes of this Agreement shall mean (i) taking a management position with or control of a business engaged in the design, development, manufacture, marketing or distribution of products, which constituted 5% or more of the sales of the Employer and its subsidiaries and affiliates during the last fiscal year of the Employer preceding the termination of the Executive's employment, in any geographical area in which the Employer, its subsidiaries or affiliates is at the time engaging in the design, development, manufacture, marketing or distribution of such products; provided, however, that in no event shall ownership of less than 5% of the outstanding capital stock entitled to vote for the election of directors of a corporation with a class of equity securities held of record by more than 500 persons, standing alone, be deemed Competition with the Employer, (ii) soliciting any person who is a customer of the businesses conducted by the Employer, or any business in which Executive has been engaged on behalf of the Employer and its subsidiaries or affiliates at any time during the term of this Agreement on behalf of a business described in clause (i) next above, or (iii) inducing or attempting to persuade any employee of the Employer or any of its subsidiaries or affiliates to terminate his employment relationship in order to enter into employment with a business described in clause (i) of this subsection 8(b).

     9.   Forfeiture.  If Executive shall at any time violate
          ----------
any obligation of his under Section 8 in a manner that results in demonstrably material injury to the Employer, he shall immediately forfeit his right to any benefits under this Agreement, and Employer shall thereafter have no further obligation hereunder to Executive or his spouse, Beneficiary or any other person.

     10.  Executive Assignment.  No interest of Executive, his
          --------------------
spouse or any Beneficiary, or any other beneficiary under the Retirement Plans, under this Agreement, or any right to receive any payment or distribution hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, Executive or his spouse, Beneficiary or other beneficiary, including claims for alimony, support, separate maintenance, and claims in bankruptcy proceedings.

     11.  Benefits Unfunded.  All rights under this Agreement of
          -----------------
Executive and his spouse, Beneficiary or other beneficiary under the Retirement Plans, shall at all times be entirely unfunded, and no provision shall at any time be made with respect to segregating any assets of Employer for payment of any amounts due hereunder. None of Executive, his spouse, Beneficiary or any other beneficiary under the Retirement Plans shall have any interest in or rights against any specific assets of Employer, and Executive and his spouse, Beneficiary or other beneficiary shall have only the rights of a general unsecured creditor of Employer. Notwithstanding the preceding provisions of this Section, the Officer Nominating and Compensation Committee of the Board of Directors of Employer, in its discretion, shall have the right, at any time and from time to time, to cause amounts payable or potentially payable to Executive or his Beneficiary hereunder to be paid to the trustee of a Rabbi Trust or any similar trust to be established by Employer ("Trust").

     12.  Waiver.  No waiver by any party at any time of any
          ------
breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provisions or conditions at the same time or at any prior or subsequent time.

     13.   Litigation Expenses.  Employer shall pay Executive's
           -------------------
reasonable attorneys' fees and legal expenses in connection with any judicial proceeding to enforce, construe or determine the validity of this Agreement ("Litigation"), if Executive is a Prevailing Party in such Litigation. Executive shall be deemed a "Prevailing Party" if (a) a court enters a judgment in his favor in connection with such Litigation, or (b) Employer and Executive enter into a written agreement of settlement of such Litigation. If Executive is not a Prevailing Party in such Litigation, Employer shall pay Executive's reasonable attorney's fees and legal expenses in connection therewith, up to a maximum of $100,000.

     14.  Applicable Law. This Agreement shall be construed and
          --------------
interpreted pursuant to the laws of the State of Wisconsin.

     15.  Entire Agreement. This Agreement contains the entire
          ----------------
Agreement between the Employer and Executive and supersedes any and all previous agreements; written or oral; between the parties relating to the subject matter hereof, including without limitation the provisions of Sections 7.03(b)(iii), 9.01, 9.02 and 14.01 of the Agreement dated October 16, 1996 between Executive and Employer. No amendment or modification of the terms of this Agreement shall be binding upon the parties hereto unless reduced to writing and signed by Employer and Executive.

     16.  No Employment Contract. Nothing contained in this
          ----------------------
Agreement shall be construed to be an employment contract between Executive and Employer.

     17.  Counterparts. This Agreement may be executed in
          ------------
counterparts, each of which shall be deemed an original.

     18.  Severability.  In the event any provision of this
          ------------
Agreement is held illegal or invalid, the remaining provisions of this Agreement shall not be affected thereby.

     19.  Successors. This Agreement shall be binding upon and
          ----------
inure to the benefit of the parties hereto and their respective heirs, representatives and successors.

     20.  Employment with an Affiliate. For purposes of this
          ----------------------------
Agreement, (A) employment or termination of employment of Executive shall mean employment or termination of employment with Employer and all Affiliates, (B) Base Salary, Target Bonus, Actual Bonus, Five-Year Average Base Salary and Five-Year Average Actual Bonus shall include remuneration received by Executive from Employer and all Affiliates, and (C) the terms Defined Contribution Plan, Pension Plan, Retirement Plan and Welfare Plan maintained or made available by Employer shall include any such plans of any Affiliate of Employer.

     21.  Notice.  Notices required under this Agreement shall be
          ------
in writing and sent by registered mail, return receipt requested, to the following addresses or to such other address as the party being notified may have previously furnished to the other party by written notice:

     If to Employer:     Modine Manufacturing Company
                         1500 DeKoven Avenue
                         Racine, WI 53403

                         Attention: Legal Department

     If to Executive:    Donald R. Johnson
                         5602 Five Mile Road
                         Racine, WI 53402

     IN WITNESS WHEREOF, Executive has hereunto set his hand, and
Employer has caused these presents to be executed in its name on its
behalf, all on the  27  day of  May  , 1999, effective   May 20 , 1999.
                   ----       -------                  ---------

                              MODINE MANUFACTURING COMPANY

                              By:  s/D. B. Rayburn
                                 ---------------------------------
                                      D. B. Rayburn
                              Title:  Executive Vice President, OE
                                     -----------------------------

                                     s/Donald R. Johnson
                                   --------------------------------
                                   Donald R. Johnson,  Executive